EXHIBIT 99.1

FreightCar America, Inc. Outlines Strategic Priorities and Outlook for Fiscal Year 2022

Will host a special call today to discuss strategic direction of the business and highlights from 2021

CHICAGO, Feb. 08, 2022 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (“FCA” or the “Company”) (NASDAQ: RAIL), a diversified manufacturer of railroad freight cars, today announced that it will host a special update call for investors later today during which management will outline the strategic direction of the business, provide a brief overview of 2021 and preview the Company’s priorities and outlook for 2022. As previously reported, FreightCar America’s fourth quarter and full year 2021 results will be issued on March 22, 2022.

2021 Strategic and Financial Successes

  Completed the transition of the Company’s railcar manufacturing operations to Castaños, Mexico, making it the only railcar manufacturer serving the North American markets with production exclusively in Mexico
  In the fourth quarter 2021, achieved fifth consecutive quarter of positive gross margin, third consecutive quarter of positive manufacturing operating income, and first quarter of positive Adjusted EBITDA at the Castaños facility
  Company reaffirms its ability to achieve positive Adjusted EBITDA under normal business conditions at volume levels of 2,000 units per year
  Achieved annual fixed cost savings of approximately $20 million and labor cost savings of more than 60%, on average, compared to the prior U.S.-based footprint
  Total railcar deliveries increased 130% versus 2020, with the large majority produced at the Castaños facility
  Booked 1,032 new railcar orders during the fourth quarter 2021, supporting previously announced plans to expand the Castaños facility
  Finished 2021 with total cash, cash equivalents, restricted cash equivalents, marketable securities and restricted certificates of deposit (“total cash”) of $26.2 million, and total liquidity of over $40 million, including the new Deferred Draw Loan that closed in December 2021
  Company on track to receive the majority of its Mexican value-added tax (VAT) receivable in 2022, which was $31.1 million at year-end

Strategic Priorities for Fiscal Year 2022

  Deliver between 2,350 – 2,650 railcars, an increase of over 44% compared to fiscal 2021 at the midpoint of the range
  Achieve positive Adjusted EBITDA for the full fiscal year, based on the current market outlook
  Complete construction of a 162,000 square foot fabrication shop and expansion of the existing wheel and axle shop by mid-year 2022 to achieve substantial additional operational efficiencies
  Complete construction of additional production lines, doubling annual capacity to between 4,000 – 5,000 railcars by early 2023

“I am very proud of our team’s accomplishments and hard work to transform the company,” said Jim Meyer, President and Chief Executive Officer of FreightCar America. “We finished building a strong foundation in 2021 and now have a company that is positioned for growth. 2022 will be the first year for which our operations and results will not be obscured by restructuring activities. As such, we believe that our performance this year will provide more clarity on the full potential of FreightCar America.”

Meyer concluded, “We achieved what we intended to accomplish in 2021, are excited about the near-term, and are highly confident that we have built a company poised for growth and a strong future.”

Strategic Update Conference Call Details

Investors interested in listening to the live presentation of today’s call at 11:00am (Eastern Time) are encouraged to join a webcast which can be accessed at: https://viavid.webcasts.com/starthere.jsp?ei=1526559&tp_key=6ae744f1fc.

Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call. Interested parties may also participate in the call by dialing (877) 407-0789 or (201) 689-8562 and entering the passcode 13726717. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call.

An audio replay of the conference call will be available beginning at 2:00pm (Eastern Time) on February 8, 2022, until 12:00am (Eastern Time) on Wednesday, February 23, 2022. To access the replay, please dial (844) 512-2921 or (412) 317-6671. The replay passcode is 13726717. An audio replay of the call will be available on the Company’s website within two days following the conference call.

About FreightCar America

FreightCar America, Inc. is a diversified manufacturer of railroad freight cars that also supplies railcar parts and leases freight cars through its FreightCar America Leasing Company subsidiaries. FreightCar America designs and builds high-quality railcars, including open top hopper cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars, boxcars and coal cars, and also specializes in the conversion of railcars for repurposed use. FreightCar America is headquartered in Chicago, Illinois and has facilities in the following locations: Castaños, Mexico; Johnstown, Pennsylvania; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

Forward-Looking Statements

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: risks relating to the potential financial and operational impacts of the COVID-19 pandemic; the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and other competitive factors. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

INVESTOR & MEDIA CONTACT	Lisa Fortuna or Stephen Poe
E-MAIL	RAIL@alpha-ir.com
TELEPHONE	312-445-2870